Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Westwater Resources, Inc. (formerly known as Uranium Resources, Inc.) of our report dated March 2, 2017, relating to our audit of the consolidated financial statements as of and for the years ended December 2016 and 2015, which appears in the Annual Report on Form 10-K of Westwater Resources, Inc. for the year ended December 31, 2016.

We also consent to the reference to our Firm under the caption “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Hein & Associates LLP

Hein & Associates LLP

Denver, Colorado

November 20, 2017